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------                                             OMB Number         3235-0287
FORM 4                                             Expires:    February 1, 2000
------                                             Estimated average burden:
                                                   0.5 hours
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                         WASHINGTON, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(1) of the Investment Company
    Instruction 1(b).                           Act of 1940

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
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    Skelly        William             G.          Halsey Drug Co., Inc.    Symbol: HDG          Issuer
-------------------------------------------    --------------------------------------------      X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year             Officer (give  X Other (Specify
c/o Halsey Drug Co. 695 N. Perryville Bldg. 2     Person (Voluntary)            2/99            ----        title ---       below)
---------------------------------------------                             -------------------               below)
                 (Street)                        --------------------    5. If Amendment,                 Chairman
Rockford        Illinois            61107                                   Date of Original    ------------------------------------
---------------------------------------------                               (Month/Year)     7. Individual or Group Filing
(City)          (State)             (Zip)                                                        (Check Applicable Line)
                                                                            ------------      X  Form filed by One Reporting Person
                                                                                             ---
                                                                                                 Form filed by more than one
                                                                                             --- Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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    Common Stock                  4/29/98  P4            10,000    A        $2.85          10,000               D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If this Form is filed by more than one person, see Instruction 4(b)(v).                                             SFC 1474 (3/91)

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
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Non-qualified stock options   $1.225     2/18/99      A        15,000           (1)    2/19/09   Common   15,000
                                                                                                  Stock
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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                               130,000                      D
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Explanation: (1) Options vest over twelve (12) months: 3,750 on 5/18/99; 3,750 on 2/18/00.
3,750 on 11/18/99 and final 3,750 options on 2/18/00

Intentional misstatements or omissions of facts constitute Federal     William G. Skelly                March 8, 1999
Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).        -------------------------------   -------------
                                                                       Signature of Reporting Person       Date


Note. File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, see Instruction 6 for procedure. Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid
  OMB Number.

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